Exhibit 15.1

August 6, 2004

Charter Communications, Inc. and subsidiaries
12405 Powerscourt Drive
St. Louis, MO 63131

Re: Form 10-Q For The Quarterly Period Ended June 30, 2004

With respect to the Form 10-Q for the quarterly period ended June 30, 2004, we acknowledge our awareness of the use therein of our report dated August 6, 2004 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

St. Louis, Missouri